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                        CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 29 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 23, 1999, relating to the financial statements and financial highlights of Prudential Utility Fund, Inc., which appears in such Statement of Additional Information. We also consent to the reference to us under the heading "Investment Advisory and Other Services" in such Statement of Additional Information.


PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York 10036
March 8, 1999